                                                                  Exhibit 21


                            STOCK RIGHTS AGREEMENT
                            ----------------------


     This is a Stock Rights Agreement (the "Agreement") made as of July 5, 1990 by and between ALLIED Mutual Insurance Company, an Iowa mutual insurance company ("Mutual"), and ALLIED Group, Inc., an Iowa corporation ("AGI").

     WHEREAS, AGI is a publicly-traded diversified non-operating holding company with subsidiaries in property-casualty insurance, life insurance, data processing and investment services; and

     WHEREAS, as of September 30, 1989, Mutual owned 5,295,083 shares of AGI's no par value common stock, such shares constituting approximately 78% of the outstanding common stock of AGI as of such date; and

     WHEREAS, Mutual and AGI have entered into a Stock Purchase Agreement dated as of October 24, 1989, as amended under date of November 20, 1989 (as amended, the "Stock Purchase Agreement") wherein, subject to the satisfaction of the terms and conditions set forth in the Stock Purchase Agreement, Mutual has agreed to purchase from AGI, and AGI has agreed to sell to Mutual, 80,000 shares of the $10 par value common stock and 30,000 shares of the $100 par value preferred stock of ALLIED Life Insurance Company, an Iowa stock life insurance corporation ("Life"), such common and preferred shares constituting 100% of the outstanding capital stock of Life (collectively the "Life Shares"); and

     WHEREAS, the Stock Purchase Agreement provides that the consideration to be paid by Mutual for the Life Shares shall be 2,700,000 shares of the no par value common stock of AGI owned by Mutual (the "AGI Shares"); and

     WHEREAS, subject to the satisfaction of the terms and conditions set forth in the Stock Purchase Agreement, Mutual shall be required to deliver the AGI Shares to AGI in exchange for the Life Shares; and

     WHEREAS, in connection with the Stock Purchase Agreement, AGI has established an employee stock ownership plan for the benefit of AGI employees (the "AGI ESOP"); and

     WHEREAS, AGI intends to fund the AGI ESOP through the issuance of 2,400,000 shares of the no par value convertible preferred stock of AGI (the "ESOP Shares"), which issuance shall occur within thirty days subsequent to the closing of the transactions contemplated by the Stock Purchase Agreement; and

     WHEREAS, the ESOP Shares entitle the holder thereof to vote on all matters submitted to the holders of the AGI common stock, with the holder of the ESOP Shares and the holders of the AGI common stock voting together as one class; and

     WHEREAS, upon Mutual's delivery to AGI of the AGI Shares in exchange for the Life Shares and AGI's issuance of the ESOP Shares to the AGI ESOP, Mutual's substantial stock interest in AGI shall be significantly reduced to the extent that Mutual shall own only approximately 40% of the outstanding voting securities of AGI based on the total of the number of shares of the no par value common stock of AGI (the "AGI Common Stock") and the number of the ESOP Shares outstanding as of the time immediately following the closing of the Stock Purchase Agreement; and

     WHEREAS, notwithstanding Mutual's delivery to AGI of the AGI Shares in exchange for the Life Shares and AGI's issuance of the ESOP Shares to the AGI ESOP, Mutual will remain the single largest stockholder of AGI; and

     WHEREAS, Mutual and AGI mutually desire to have Mutual proportionately represented on the Board of Directors of AGI during the term of this Agreement; and

     WHEREAS, Mutual and AGI believe that it is necessary, advisable and the best interests of both organizations and their respective policyholders and stockholders that they enter into an agreement settling forth the relative rights, duties and obligations of each with respect to Mutual's ongoing stock interest in AGI and to provide one or more mechanisms, to the extent required, to enable Mutual to effect orderly distributions of shares of the AGI Common Stock in the future.

     NOW, THEREFORE, in consideration of the premises and for other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                      MUTUAL REPRESENTATION ON AGI BOARD

     SECTION 1.01.  Mutual's Proportionate Representation.
                    -------------------------------------
Mutual and AGI hereby acknowledge and agree that each party shall use their best efforts to cause, to the extent practicable, the election or retention as members of the Board of Directors of AGI (the "AGI Board") of that number of nominees proposed by and representing Mutual which most closely approximates the same percentage of the total number of members of the AGI Board as is equal to Mutual's percentage ownership of the total number of shares of AGI Common Stock and AGI preferred stock outstanding at the time Mutual is required to submit any nomination in accordance with the provisions of Section 1.02 below. Notwithstanding the foregoing, AGI may at any time agree to nominate a number of nominees proposed by and representing Mutual for election to the AGI Board in excess of the minimum number required in accordance with this Section 1.01. Mutual and AGI hereby agree that it is in the best interests of both parties to have the total number of persons nominated by Mutual in accordance with the provisions of this Article I divided as equally as is practicable among the three classes of directors serving on the AGI Board from time to time.

     SECTION 1.02. Mutual's Nominees For AGI Board.
                   -------------------------------

     (a) By February 1 in any calendar year, if in connection with any annual meeting of the stockholders of AGI at which directors will be elected, or at least forty-five (45) days prior to any special meeting of the stockholders of AGI at which directors will be elected (or, with respect to special stockholders' meetings, such shorter period of time as is permitted under the bylaws of AGI), Mutual shall give the Chairman of the Board of AGI written notice identifying the person or persons nominated by Mutual to stand for election as members of the AGI Board at such stockholders' meeting, with the number of persons to be nominated by Mutual to be determined pursuant to Section 1.02(b) below.

     (b) After giving effect to those directors, if any, previously nominated by Mutual and continuing in office as members of any class of the AGI Board not standing for election at any stockholders' meeting at which directors will be elected, Mutual shall be entitled to nominate that number of persons to stand for election as directors as is necessary (when combined with any such Mutual-nominated directors continuing in office) to provide Mutual approximate proportionate representation on the AGI Board in accordance with the provisions of Section 1.01 above. Any notice of nomination submitted by Mutual shall comply with the provisions of the bylaws of AGI respecting the information to be contained therein.

     SECTION 1.03. Newly-Created Directorships; Vacancies.
                   --------------------------------------

     (a) In the event the AGI Board or the stockholders of AGI at any time approves any increase in the number of members of the AGI Board and at such time, Mutual would, if the provisions of Section 1.01 above were applied, be otherwise entitled to nominate one or more additional persons to serve on the AGI Board, as increased, AGI agrees to allow such additional person or persons as are nominated by Mutual, by written notice delivered to the Chairman of the Board of AGI within thirty (30) days of the date on which Mutual is notified of any increase in the number of members of the AGI Board, to fill one or more of the newly-created directorships to provide Mutual approximate proportionate representation on the AGI Board in accordance with the provisions of Section
1.01 above.

     (b) In the event of any vacancy on the AGI Board in any directorship previously filled by a nominee of Mutual, whether such vacancy results from death, resignation, disqualification, removal or other cause, AGI agrees to allow a person nominated by Mutual, by written notice delivered to the Chairman of the Board of AGI within thirty (30) days of the date on which Mutual is notified of such vacancy, to fill the vacant directorship.

     SECTION 1.04. Election of Mutual's Nominee to Executive Committee. AGI
                   ---------------------------------------------------
hereby agrees to elect as a member of the Executive Committee of the AGI Board (the "Executive Committee") at least one member of the AGI Board who has been nominated by Mutual but who is not an officer or employee of Mutual. AGI hereby agrees that the total number of members serving on the Executive Committee shall not be greater than five. In the event of any vacancy on the Executive Committee in any position previously filled by a nominee of Mutual in accordance with this section, whether such vacancy results from death, resignation, disqualification, removal or other cause, another member of the AGI Board who is nominated by Mutual in accordance with this section by written notice delivered to the Chairman of the Executive Committee within thirty (30) days of the date on which Mutual is notified of such vacancy, shall be elected to fill the vacant position on the Executive Committee.

     SECTION 1.05. Recommendation of Mutual's Nominees: No Preventive Action.
                   ---------------------------------------------------------
AGI hereby agrees:

     (a) that it will recommend the election of any person or persons nominated by Mutual in accordance with any of the foregoing provisions in any and all proxy statements or other soliciting materials provided to stockholders of AGI in connection with any stockholders' meeting at which directors will be elected; and

     (b) that it will not take, or cause to be taken, any action, whether direct or indirect, which would be reasonably likely to prevent, discourage or otherwise interfere with the election to the AGI Board of any persons nominated by Mutual in accordance with any of the foregoing provisions.

                                  ARTICLE II

                            STOCKHOLDER ACTIVITIES

     SECTION 2.01. Stockholder Activities. Mutual agrees:
                   ---------------------

     (a) that it will not give a proxy with respect to its shares of AGI Common Stock to any person other than (i) an officer or director of Mutual, (ii) a majority-controlled affiliate of Mutual, or (iii) the management of AGI;

     (b) that its shares of AGI Common Stock will be represented, in person or by proxy, at all meetings of the stockholders of AGI, provided that nothing herein shall prevent Mutual from abstaining from a vote on any matter presented at any stockholders' meeting; and

     (c) that, except with regard to the election of directors, it will not, directly or indirectly, solicit any AGI stockholders (except a majority-controlled affiliate of Mutual) to vote on any particular matter.

     SECTION 2.02. Tender Offers.
                   -------------

     (a) Except as provided in Section 2.02(b) below, Mutual shall not, directly or indirectly, make, instigate or assist in the making of a tender offer for any shares of AGI Common Stock or other acquisition of any shares of AGI Common Stock which has the purpose or effect of constituting an acquisition of control. Notwithstanding the foregoing, Mutual may tender any of the AGI Common Stock owned by it in response to any tender offer by a third party in the following circumstances:

         (i) Mutual may tender its shares of AGI Common Stock in response to a tender offer that the AGI Board has recommended to the stockholders of AGI; and

         (ii) Mutual may tender its shares of AGI Common Stock in response to an unsolicited third-party tender offer in the event AGI has not exercised its right of first refusal with respect to such shares in accordance with
     Article III hereof and has not tendered or caused to be tendered payment for the shares of AGI Common Stock owned by Mutual prior to the business day next preceding the date on which such tender offer will expire.

     (b) Mutual may make a tender offer at a price higher than the price at which a bona fide tender offer for AGI Common Stock has been made by a third party; provided, however, that Mutual may not make a tender offer to purchase a
       --------  -------
greater number of shares of AGI Common Stock than are proposed to be purchased pursuant to such third-party tender offer.

     SECTION 2.03. Public Disclosure of Mutual's Disagreement. AGI hereby agrees
                   ------------------------------------------
that if Mutual submits a letter to the Chairman of the Board of AGI wherein (a) Mutual expresses its disagreement with AGI on any matter relating to AGI's operations, policies or practices and (b) Mutual requests that the matter be disclosed, AGI will make a public disclosure, within thirty (30) days of the date on which it receives Mutual's letter, accurately summarizing Mutual's description of such disagreement. Such public disclosure shall include, but not be limited to, disclosure in any proxy statement AGI proposes to distribute to its stockholders if the area of disagreement has not been resolved, to Mutual's reasonable satisfaction, on or before any date on which proxy materials are being disseminated to the stockholders of AGI. If AGI believes that Mutual's description of the disagreement is incorrect or incomplete, AGI may include in any such public disclosure a brief statement presenting AGI's views of such disagreement.

     SECTION 2.04.  Other Rights.  Except as otherwise provided in this Article
                    ------------
II, Mutual shall be untitled to exercise any and all rights with respect to any shares of AGI Common Stock owned by it.


                                  ARTICLE III

                          AGI RIGHT OF FIRST REFUSAL

     SECTION 3.01.  Right of First Refusal.
                    ----------------------

     (a) Subject to the provisions of Section 4.02 hereof, Mutual hereby agrees that if it desires or proposes to sell any or all of its shares of AGI Common Stock pursuant to a bona fide offer to purchase such shares (the "Mutual Shares"), Mutual shall give prompt written notice to AGI (the "Seller's Notice") identifying the number of Shares, the intended method of sale, the name, address and principal business activity of the party who has made such bona fide offer for such shares (the "Offeror"), the price or other form of consideration payable therefor, the proposed sale date and all other material terms and conditions pertaining to such proposed sale (including written evidence therefor). Mutual agrees that it will offer to sell the Mutual Shares to AGI or its designee at the same price and upon the same terms and conditions as are set forth in the Seller's Notice, except that if the price specified in the Seller's Notice is payable in property (which term shall include the securities of any other issuer), the price shall be the fair market value of such property on the date AGI receives the Seller's Notice, as agreed upon by Mutual and AGI within fifteen (15) business days after AGI's receipt of the Seller's Notice or, if the parties are unable to agree, as determined by an independent investment banking firm designated by Mutual.

     (b) AGI shall have the sole right to purchase, or to designate one or more financially responsible persons to purchase all (and not less than all) of the Mutual Shares as to which the Seller's Notice relates and shall have thirty
(30) days after it receives the Seller's Notice within which to decide to purchase such shares or make such designation. If AGI so elects to purchase, or to designate one or more financially responsible persons to purchase, all of the Mutual Shares, it shall notify

Mutual in writing (the "Purchaser's Notice") within such thirty-day period and the consummation of any sale to AGI shall occur within one hundred and eighty
(180) days of the date of the Purchaser's Notice at the price and upon the same terms and conditions as those set forth in the Seller's Notice, except in the case of a purchase pursuant to Section 2.02(a)(ii) hereof, which shall be consummated prior to the business day next preceding the date on which the third-party tender offer will expire, if earlier.

     (c) In the event the purchase is to be made by one or more financially responsible persons designated by AGI, a binding agreement of each of such persons shall be furnished to Mutual at the time AGI delivers the Purchaser's Notice to Mutual. At the time such notice is transmitted, there shall be deemed to be a binding agreement between AGI and Mutual on the price and the terms determined as provided above, notwithstanding the designation of any alternate purchasers by AGI. Any purchase by any financially responsible person designated by AGI shall be consummated as provided in Section 3.01(b) above.

     (d) If AGI elects not to purchase and not to designate one or more financially responsible persons to purchase all of the Mutual Shares, Mutual may sell any or all of the Mutual Shares as to which the Seller's Notice relates to the Offeror at not less than the price and on the same terms and conditions as disclosed in the Seller's Notice. If the sale as described in the Seller's Notice shall for any reason not occur, then the provisions of this Section 3.01 shall again apply and no subsequent sale of the Mutual Shares shall be made unless in accordance herewith.

     SECTION 3.02.  Sales Subject to Right of First Refusal.  For purposes of
                    ---------------------------------------
Section 3.01 above, the term "sale" or "sell" shall be deemed to include any sale to or voluntary exchange with any other person of any shares of AGI Common Stock beneficially owned by Mutual but shall not be deemed to include:

     (a) a sale pursuant to any default or security provisions in any loan or security agreement under which Mutual Shares are bona fide pledged or otherwise
                                                 ---- ----
serve as collateral;

     (b) a sale or exchange with an affiliate or majority-owned subsidiary of Mutual, provided that any such affiliate or subsidiary to whom such a disposition is made shall agree, in a writing to be furnished to AGI as a precondition of such disposition, to be bound by the provisions of this Agreement;

     (c) a sale pursuant to a distribution to the public in a firm underwriting of an offering registered under the Securities Act of 1933, as amended (the "Securities Act");

     (d) any sale or sales by Mutual pursuant to Rule 144 promulgated under the General Rules and Regulations under the Securities Act (or any substantially similar successor rule or provision), as now in effect or hereafter amended;

     (e) the sale of not more than 2% of the then outstanding shares of AGI Common Stock in any six consecutive calendar months, which amount shall be non-cumulative so that the sale of less than 2% of the then outstanding shares of AGI Common Stock by Mutual in any six-month period shall not entitle Mutual to sell more than 2% of the shares outstanding in any succeeding six-month period;

     (f) a disposition of all AGI Common Stock held by an affiliate or majority-owned subsidiary of Mutual to another corporation pursuant to a consolidation or merger of such affiliate or subsidiary with and into such other corporation (in a transaction in which such affiliate or subsidiary is not the surviving corporation) or a sale of all or substantially all of such affiliate's or subsidiary's assets to such other corporation, provided that, prior to the consummation of such consolidation, merger or sale, such other corporation (the "Successor") delivers a written agreement to AGI, satisfactory in form and substance to AGI and its counsel, wherein the Successor agrees to be bound by the provisions of this Agreement to the same extent as if the Successor were Mutual, Mutual's affiliate or the majority-owned subsidiary of Mutual hereunder; or

     (g) a sale in response to a third-party tender offer to the extent permitted by Section 2.02(a)(ii) hereof.

     SECTION 3.03.   No Right of First Refusal if Unlawful.
                     -------------------------------------
Notwithstanding the provisions of Section 3.01 hereof, if, at the time of any required notice of proposed sale by Mutual, AGI shall not be permitted by applicable law either to acquire the shares to be sold or to designate one or more purchasers pursuant to Section 3.01 hereof, AGI shall have no rights hereunder with respect to such shares for so long as AGI or its designees are not permitted to acquire such shares, provided Mutual has given at least ten
(10) business days' prior written notice to AGI of the basis on which Mutual has concluded that AGI may not acquire such shares or designate any such purchaser and AGI agrees with Mutual's conclusion, which agreement shall not unreasonably be withheld.

                                  ARTICLE IV

                         MUTUAL'S REGISTRATION RIGHTS

      SECTION 4.01.  Incidental Registration.
                     -----------------------

      (a) If AGI shall determine to register any shares of AGI Common Stock either for its own account or for the account of any other holder of shares of AGI Common Stock, other than a registration filed solely to (i) register shares of AGI Common Stock issuable pursuant to employee benefit plans; (ii) register shares of AGI Common Stock issuable pursuant to any dividend reinvestment plan or any similar plan involving rights to purchase shares of AGI Common Stock which is made generally available to stockholders of AGI and in which Mutual can elect to participate by virtue of its position as an AGI stockholders; or (iii) comply with Rule 145 (or any substantially similar successor rule or provision) promulgated under the General Rules and Regulations under the Securities Act, as now in effect or hereafter amended AGI will:

            (i) promptly give Mutual written notice thereof (which shall include a list of the jurisdictions in which AGI intends to attempt to qualify such securities under the applicable blue sky or other securities laws); and

            (ii) use its best efforts to include, upon the same terms (including the method of distribution), in such registration (and any related qualification under state blue sky laws and other compliance filings, and in an underwriting involved therein), all the shares of AGI Common Stock specified by Mutual in a written request delivered by Mutual of AGI within fifteen (15) business days after the written notice from AGI described in clause (i) above is delivered to Mutual; provided, however,
                                                            --------  -------
      that, notwithstanding the foregoing, Mutual's right to have shares of AGI Common Stock owned by Mutual included in such registration shall be limited to that number of shares of AGI Common Stock as represents that percentage of the total number of shares of AGI Common Stock proposed to be registered by AGI which equals the percentage of the outstanding AGI Common Stock then held by Mutual, unless AGI consents in writing to the inclusion of a greater number of shares of AGI Common Stock owned by Mutual.

      (b) Notwithstanding the foregoing, AGI shall not be required to include all or any portion of the AGI Common Stock owned by Mutual in any such registration if it is advised by its investment banking firm that the inclusion thereof may, in the reasonable opinion of such investment banking firm, interfere with the orderly sale and distribution of the AGI Common Stock being offered by AGI. If any reduction is required, Mutual shall have the right and option to elect to withdraw from the registration.

      (c) AGI may, at its sole discretion and without the consent of Mutual, withdraw any such registration statement and abandon the proposed offering in which Mutual had requested to participate.

      (d) In connection with any registration pursuant to this Section 4.01, AGI and Mutual will pay, in the same proportions as the number of shares of AGI Common Stock being sold by each bears to the total number of shares of AGI Common Stock being sold, all Securities and Exchange Commission and state blue sky registration and filing fees, underwriting discounts, commissions and expenses, printing expenses, fees and disbursements of legal counsel and blue sky expenses, transfer agents' and registrars' fees, and fees and disbursements of experts used by AGI in connection with such registration, expenses of any special audits of AGI incidental to or required by such registration, expenses incidental to any post-effective amendment to any such registration statement, and any expenses associated with AGI's obligations under Section 4.03(b) hereof ("Registration Expenses"); provided, however, that Mutual shall not be required
                           -------- -------
to bear any portion of the compensation expenses of regular employees of AGI, which shall be paid in any event by AGI.

      SECTION 4.02.  Demand Registration.
                     -------------------

      (a) If AGI shall receive a written request from Mutual (complying with the provisions of Section 3.02(a)(ii) below) that AGI effect a registration with respect to all or any part of the AGI COmmon Stock then held by Mutual, AGI will:

            (i) use its best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under the applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as has been so requested and as would permit or facilitate the sale and distribution of all or such portion of such AGI Common Stock as is specified in the request of Mutual; provided, however, that AGI
                                                --------  -------
shall not be obligated to effect any such registration pursuant to this Section 4.02:

                  (A) in any particular jurisdiction in which AGI would be required to execute a general consent (as opposed to a specific consent relating solely to the registration) to service or process in effecting any such registration, qualification or compliance, unless AGI is already subject to service in such jurisdiction and except as may otherwise be required by the Securities Act or applicable rules or regulations thereunder; or

                 (B) more than three times at the request of Mutual during the term of this Agreement; or

                 (C) covering AGI Common Stock representing less than 5% of shares of AGI Common Stock then held by Mutual unless the shares of AGI Common Stock subject to such request for registration represent the entire holdings of Mutual, if less; or

                 (D) if Section 4.02(b) below applies, more than once within any 12-month period.

           (ii) Any request by Mutual for registration delivered to AGI in accordance with this Section 4.02 shall specify the number of shares of AGI Common Stock intended to be offered and sold, shall express Mutual's present intent to offer such shares for distribution to the public, shall describe the nature of the proposed offer and sale thereof and shall contain an undertaking of Mutual to provide all such information and materials and take all such action as may be required in order to permit AGI to comply with any and all applicable requirements under the Securities Act and to obtain acceleration of the effective date of the registration statement.

     (b)   AGI Right to Postpone Registration. Notwithstanding the foregoing,
           ----------------------------------
AGI shall be entitled to postpone for a reasonable period of time the filing of any registration statement otherwise required to be prepared and filed by it pursuant to this Section 4.02, if at the time it receives a request for registration from Mutual pursuant to this Section 4.02, it determines, in its reasonable judgment, that such registration and offering would materially interfere with any financing, acquisition, corporate reorganization or other material transaction in which it is involved and AGI promptly gives Mutual written notice of such determination. If AGI shall so postpone the filing of a registration statement, Mutual shall have the right and option to elect to withdraw the request for registration by giving written notice to AGI within thirty (30) days after receipt of the notice of postponement (and, in the event of any such withdrawal, such request shall not be counted for purposes of determining the number of registrations to which Mutual is entitled pursuant to this Section 4.02).

     (c)   Underwriting. Any registration effected at the request of Mutual in
           ------------
accordance with this Section 4.02 may, at Mutual's option, be effected pursuant to a firm commitment underwriting and the managing underwriter shall be a firm selected by Mutual and approved by AGI (which approval will not be unreasonably withheld). AGI will enter into an underwriting agreement containing representations, warranties and agreements not substantially different from those customarily included by an issuer in underwriting agreements with respect to secondary distributions. Subject to the provisions of Section 4.02(d) below, if the underwriters have not limited the number of shares of AGI Common Stock to be underwritten, AGI may elect to include shares of AGI Common Stock for its own account in such registration provided that the number of shares of AGI Common Stock proposed to be distributed by Mutual and that would otherwise have been included in such registration and underwriting will not thereby be limited.

     (d) Additional Securities. Any registration statement filed pursuant to the
         ---------------------
request of Mutual may, subject to the provisions of Section 4.02(c) above, include other securities of AGI that are held by officers or directors of AGI, or are held by persons who, by virtue of any agreements with AGI, are entitled to include their AGI Common Stock in any such registration; provided that the holders of such shares are granted no more favorable terms by AGI, with respect to such registration, than have been granted by AGI herein to Mutual. Notwithstanding the foregoing, if the managing underwriter determines that the inclusion of shares of AGI Common Stock held by AGI for its own account, by officers or directors of AGI or by other persons with registration rights pursuant to any agreements with AGI which are proposed to be distributed in such underwriting would, in the reasonable judgment of such underwriter, have a material adverse effect on the offering, the underwriter may limit the number of shares of AGI Common Stock to be included in the registration and underwriting. In such event, shares of AGI Common Stock proposed to be offered by AGI for its own account shall first be excluded from the registration, and, if a limitation on the number of shares to be included is still required, shares of AGI Common Stock held by officers or directors of AGI or by other persons with registration rights pursuant to any agreements with AGI shall then be excluded from the registration.

     (e) Expenses. All Registration Expenses incurred as a result of any
         --------
registration effected in accordance with this Section 4.02 shall be borne by Mutual unless, in accordance with the provisions of Section 4.02(c) or Section 4.02(d) hereof, such registration includes shares of AGI Common Stock (i) distributed by AGI for its own account, (ii) distributed by officers or directors of AGI, or (iii) distributed by persons with registration rights pursuant to any agreements with AGI, in which case (A) Mutual will pay that portion of the Registration Expenses as is equal to the same proportion the number of shares of AGI Common Stock being sold; and (B) AGI will pay that portion of the Registration Expenses as is equal to the same proportion the number of shares of AGI Common Stock being sold by AGI, its officers or directors or persons with registration rights pursuant to any agreements with AGI bears to the total number of shares of AGI Common Stock being sold.

     SECTION 4.03. Registration Procedures. In connection with the filing of any
                   -----------------------
registration statement pursuant to Section 4.01 or Section 4.02 hereof covering shares of AGI Common Stock owned and to be distributed by Mutual:

     (a) Mutual shall furnish to AGI such information regarding Mutual and the distribution proposed by Mutual as AGI may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Article IV; and

     (b)   In the case of each registration effected by AGI pursuant to this
Article IV, AGI will advise Mutual in writing as to the initiation of such registration and as to the completion thereof. AGI will:

           (i) keep such registration effective for a period of 90 days or until Mutual has completed the distribution described in the registration statement relating thereto, whichever first occurs;

           (ii) furnish such number of prospectuses and other documents incident thereto as Mutual, or the underwriters, from time to time may reasonably request in order to effect the offering and sale of any AGI Common Stock being offered and sold by Mutual; and

           (iii) furnish Mutual with certificates representing ownership of the AGI Common Stock being sold in such numbers and denominations as Mutual, or the underwriters, shall reasonably request, and meeting the requirements of the exchange through which such shares are traded or the NASDAQ, as the case may be.


     SECTION 4.04.  Indemnification.  Whenever, pursuant to Section 4.01 or 4.02
                    ---------------
hereof, a registration statement relating to the AGI Common Stock is filed under the Securities Act, AGI will indemnify and hold harmless Mutual if Mutual is selling AGI Common Stock covered thereby, its officers and directors, each person, if any, who controls Mutual, any underwriter, and each person, if any, who controls any underwriter managing or participating in the registered offering, against any losses, claims, damages or liabilities, joint or several, to which Mutual, its officers or directors, any such underwriter or any such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement, or alleged untrue statement, of any material fact contained in such registration statement, or preliminary prospectus or final or summary prospectus that may be a part thereof, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Mutual, its officers and directors, each such underwriter and each such controlling person for all legal or other expenses reasonably incurred by it in connection with investigating or defending against such loss, claim, damage, liability or action; provided, however, that AGI shall not be liable in
                             --------  -------
any such case to the person and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary, final or summary prospectus, or said amendment or supplement, in reliance upon and in conformity with information furnished to AGI by the person otherwise entitled to indemnity hereunder, specifically for use in preparation thereof.

     (b) Whenever, pursuant to Section 4.01 or 4.02 hereof, a registration statement relating to AGI Common Stock is filed under the Securities Act, Mutual, if selling shares of AGI Common Stock covered thereby, will indemnify and hold harmless AGI, each of the directors of AGI, each of AGI's officers who have signed such registration statement and each other person, if any, who controls AGI, against all losses, claims, damages or liabilities, joint or several, to which AGI, or any such director, officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement, or alleged untrue statement, or any material fact contained in such registration statement, or preliminary prospectus or final or summary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only if, and to the extent that, such statement or omission was in reliance upon and in conformity with information furnished to AGI by mutual specifically for use in the preparation thereof, and will reimburse AGI and such directors, officers or controlling persons for all legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

     (c) Promptly after receipt of notice of any claim or the commencement of any action in respect to which indemnity may be sought on account of the indemnity agreements contained in this Section, the indemnified party will notify the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, with counsel satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to so assume the defense, conduct or settlement thereof, the indemnifying party will not be liable to the indemnified party under this Section for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense, conduct or settlement thereof. Notwithstanding an election by the indemnifying party to assume the defense, conduct or settlement thereof. Notwithstanding an election by the indemnifying party to assume the defense, conduct or settlement of any claim subject to indemnification hereunder, if the indemnified party reasonably determines that its interests may be adverse to, or conflict with, those of the indemnifying party, it may elect, at its own expense, to retain or continue to retain its own counsel to participate in the defense, conduct or settlement of such claim. The indemnified party will cooperate with the indemnifying party without charge in connection with any such claim, make personnel, books and records relevant to the claim available to the indemnifying party and grant such authorizations or powers of attorney to the agents, representatives and counsel of the indemnifying party as such indemnifying party may reasonably consider desirable in connection with the defense of any such claim. For purposes of this Section 4.04, the terms "control," "controlling person" and "underwriter" have the respective meanings that they have in and under the Securities Act.

     SECTION 4.05.  Transfer of Registration Rights. Mutual's rights to require
                    -------------------------------
AGI to register Mutual's shares of AGI Common Stock in accordance with the provisions of Section 4.01 or 4.02 hereof may be assigned by Mutual to a valid transferee of the AGI Common Stock then held by Mutual, provided that AGI is given written notice by Mutual prior to said transfer, stating the name and address of said transferee and identifying the number of shares of AGI Common Stock being transferred, and provided further that the registration rights granted in Section 4.02 in all events shall be held by only one holder of the AGI Common Stock held by Mutual on the date hereof irrespective of the number of shares so held.

                                   ARTICLE V

                      ADDITIONAL COVENANTS OF THE PARTIES

     SECTION 5.01.  Rule 144 Reporting. With a view to making available the
                    ------------------
benefits of certain rules and regulations under the securities laws to permit Mutual to sell shares of AGI Common Stock without registration from time to time, AGI hereby agrees to:

     (a) make and keep public information available at all times, as those terms are understood and defined in Rule 144 promulgated under the Securities Act (or any substantially similar successor rule or provision), as now or hereafter in effect;

     (b) use its best efforts to file in a timely manner all reports and other documents required of AGI under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     (c) so long as Mutual owns any AGI Common Stock, furnish to Mutual upon request a written statement by AGI as to its compliance with the reporting requirements of Rule 144 (or any substantially similar successor rule or provision) and with the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly reports of AGI, and such other reports and documents filed by AGI as Mutual may reasonably need in order to avail itself of any rule or regulation (or any substantially similar successor rule or provision), allowing Mutual to sell shares of AGI Common Stock from time to time without registration.

     5.02. "Market Stand-Off". Unless participating in a registration pursuant
            ----------------
to Section 4.01 or Section 4.02 hereof, Mutual hereby agrees that if requested by an underwriter of AGI Common Stock, without the prior written consent of the underwriter, it will not sell or otherwise transfer or dispose of, directly or indirectly, any shares of AGI Common Stock held by it during the ninety (90) day period following the effective date of any registration statement filed by AGI under the Securities Act to register any shares of AGI Common Stock for public sale or distribution; provided, however, that AGI and all persons entitled to registration rights with respect to shares of AGI Common Stock who are not parties to this Agreement, all other persons selling shares of AGI Common Stock in such offering and all officers and directors of AGI shall also have agreed not to sell publicly their shares of AGI Common Stock under these same terms and conditions.

                                  ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES

     SECTION 6.01.  Representations and Warranties by Mutual. Mutual hereby
                    ----------------------------------------
represents and warrants to AGI as follows:

     (a) Mutual is a duly organized, validly existing mutual insurance company in good standing under the laws of the State of Iowa and has all requisite corporate power and authority to conduct its business, to own its properties and to execute, deliver and perform all of its obligations under this Agreement.

     (b) The execution, delivery and performance of this Agreement has been duly authorized by all requisite action, corporate or otherwise, by Mutual.
This Agreement constitutes the legal, valid and binding obligation of Mutual enforceable against Mutual in accordance with its terms. Compliance by Mutual with the provisions of this Agreement will not violate the provisions of any law, regulation or order applicable to it, will not conflict with, or result in the breach or default by it of any of the terms, conditions or provisions of its corporate charter or bylaws or any contract or agreement to which it is a party or by which it or its property is bound. Mutual is not a party to, subject to or bound by or a beneficiary of any agreement or judgment, order, writ, injunction or decree of any court, governmental body or arbitrator which would be contravened or breached by, or under which any payment or other obligation could be accelerated as a result of, the execution, delivery or performance by Mutual of this Agreement, or which could prevent the consummation of this Agreement and the transactions contemplated hereby, or which, by operation of law, or pursuant to its terms, would terminate upon consummation of this Agreement. Subject to filing with the Securities and Exchange Commission from time to time of any registration statement effected in accordance with Section 4.01 or Section 4.02 hereof (and, if necessary, the consent of the Commissioner of the Division of Insurance of the Department of Commerce of the State of Iowa to Mutual's execution of this Agreement), no permit, consent, approval or authorization of, or declaration to or filing or registration with any governmental or regulatory authority is or will be required in connection with the valid execution, delivery or performance by Mutual of this Agreement.

     SECTION 6.02. Representations and Warranties by AGI.  AGI hereby represents
                   -------------------------------------
and warrants to Mutual as follows:

     (a) AGI is a duly organized, validly existing corporation in good standing under the laws of the State of Iowa all requisite corporate power and authority to conduct its business, to own its properties and to execute, deliver and perform all of its obligations under this Agreement.

     (b) The execution, delivery and performance of this Agreement has been duly authorized by all requisite action, corporate or otherwise, by AGI. This Agreement constitutes the legal, valid and binding obligation of AGI enforceable against AGI in accordance with its terms. Compliance by AGI with the provisions of this Agreement will not violate the provisions of any law, regulation or order applicable to it, will not conflict with, or result in the breach or default by it of any of the terms, conditions or provisions of its corporate charter or bylaws or any contract or agreement to which it is a party or by which it or its property is bound. AGI is into a party to, subject to or bound by or a beneficiary of any agreement or judgment, order, writ, injunction or decree or any court, governmental body or arbitrator which would be contravened or breached by, or under which any payment or other obligation could be accelerated as a result of, the execution, delivery or performance by AGI of this Agreement, or which could prevent the consummation of this Agreement and the transactions contemplated hereby, or which, by operation of law, or pursuant to its terms, would terminate upon consummation of this Agreement. Subject to filing with the Securities and Exchange Commission from time to time of any registration statement effected in accordance with Section 4.01 or Section 4.02 hereof, not permit, consent, approval or authorization of, or declaration to or filing or registration with any governmental or regulatory authority is or will be required in connection with the valid execution, delivery or performance by AGI of this Agreement.

                                  ARTICLE VII

                              GENERAL PROVISIONS

      SECTION 7.01.  Conditions Precedent to the Obligations of the Parties.
                     ------------------------------------------------------
The obligations of either Mutual or AGI to comply with the terms of this Agreement are subject in their entirety to:

      (a) the consummation of the sale of the Life Shares by AGI to Mutual in accordance with the terms and conditions of the Stock Purchase Agreement; and

      (b) the consent, if necessary, of the Commissioner of the Division of Insurance of the Department of Commerce of the State of Iowa to Mutual's execution of this Agreement.

      SECTION 7.02. Term of Agreement.  Subject to the satisfaction of the
                    -----------------
conditions precedent hereto set forth in Section 7.01 above and to the suspension of each party's obligations hereunder in accordance with Section 7.03 below, this Agreement shall become effective as of the date above first written and shall terminate on, and be of no further force and effect after, the fifteenth (15th) anniversary of the date hereof, unless earlier terminated as provided in Section 7.07 below. Notwithstanding the foregoing, the restrictions on Mutual set forth in Article II hereof shall terminate upon the first to occur of any of the following events:

      (a) AGI is consolidated or merged with another corporation (other than with a wholly-owned subsidiary or by way of reincorporation) in a transaction in which AGI is not the surviving corporation, or AGI sells all or substantially all of its assets to another corporation (other than to a wholly-owned subsidiary unless such sale is merely a step in the acquisition of AGI by another corporation); or

     (b) at any time, any corporation, entity or person (other than Mutual) holds 50% or more of the voting securities of AGI then outstanding.

     SECTION 7.03.  Suspension of Agreement. The obligations of either party
                    -----------------------
hereto pursuant to this Agreement shall be suspended if and for so long as Mutual's aggregate holdings of AGI Common Stock are less than 10% of the then outstanding AGI Common Stock.

     SECTION 7.04.  Assignment. Except as otherwise provided in Section 4.05
                    ----------
hereof, neither this Agreement nor any rights hereunder may be assigned by either of the parties hereto.

     SECTION 7.05.  Waiver, Modifications, Remedies. No delay or omission of any
                    -------------------------------
party to this Agreement to exercise any right or power hereunder shall impair such right or power or be a waiver of any default or an acquiescence therein; and any single or partial exercise of any such right or power shall not preclude other or further exercise thereof or the exercise of any other right; and no waiver or modification hereto shall be valid unless in writing signed by the parties hereto, and then only to the extent in such writing specifically set forth. In addition to any rights granted herein, the parties hereto shall have and may exercise any and all rights and remedies now or hereafter provided by law.

     SECTION 7.06.  Notices. Except as otherwise provided in Article I or
                    -------
Article II hereof, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, by certified or registered mail (return receipt requested) or when sent by telex or telecopier (with receipt confirmed):

     (a)  If to Mutual:

          ALLIED Mutual Insurance Company
          701 Fifth Avenue
          Des Moines, Iowa 50309
          Attention: John E. Evans
          Telecopy:  (515) 288-4778

          with a copy to:
          Jay Eaton
          Nyemaster, Goode, McLaughlin, Voigts, West,
             Hansell & O'Brien, P.C.
          1900 Hub Tower
          Des Moines, Iowa 50309

     (b) If to AGI:

         ALLIED Group, Inc.
         701 Fifth Avenue
         Des Moines, Iowa  50309
         Attention: John E. Evans
         Telecopy: (515) 280-4778

         with a copy to:

         Donald J. Brown
         Davis, Hockenberg, Wine, Brown, Koehn & Shors
         2300 Financial Center
         Des Moines, Iowa 50309

Any notice given as provided in this Section 7.06, if given personally, shall be effective upon delivery, if given by certified or registered mail, shall be effective three (3) days after deposit in the mail, and if given by telex or telecopier, shall be effective upon transmission. Any party hereto may change the address at which it is to be given notice by giving notice to the other party as provided in this Section 7.06.

     SECTION 7.07. Termination and Abandonment. Notwithstanding the provisions
                   ---------------------------
of Section 7.02 hereof, this Agreement may be terminated and abandoned by the parties hereto, without liability or restriction on the future activities of either party hereto, by mutual consent of the Boards of Directors of Mutual and AGI.

     SECTION 7.08. Governing Law. This Agreement shall be deemed to be contract
                   -------------
made under the laws of the State of Iowa and shall be construed and interpreted under the laws of such state applicable to contracts made and to be performed entirely within such state.

     SECTION 7.09. Consent to Arbitration.
                   ----------------------

     (a) Each party hereto hereby consents and agrees that any dispute between the parties hereto with respect to the interpretation, performance or breach of any of the terms of this Agreements which cannot be resolved amicably shall be referred to arbitration conducted in accordance with the rules and procedures of the American Arbitration Association ("AAA") upon written request of either party hereto delivered to the other party. Within thirty (30) days of the delivery of such written notice, each party hereto shall nominate an AAA-licensed arbitrator (the "Party Arbitrators"). Within thirty (30) days of their nomination, the Party Arbitrators shall select a third AAA-licensed arbitrator (the "Third Arbitrator") and shall give the parties hereto written notice of such choice.

     (b) The arbitrators shall be empowered to decide all issues submitted to arbitration using principles of law and equity and, if required, by application of any customary practices in the insurance and reinsurance industries. The arbitrators shall be relieved of all judicial formalities and shall not be required to follow any rules of evidence except as such rules may be imposed on arbitration proceedings conducted in accordance with the laws of the State of Iowa, but the arbitrators shall attempt to enforce the intents and purposes of this Agreement to the extent practicable (in accordance with the provisions of Section 7.10 hereof) and in accordance with Iowa law (as required by Section
7.08 hereof). The decision of a majority of the arbitrators shall be final and binding on each of the parties hereto.

     (c) Each party hereto shall bear the expenses of its Party Arbitrator. The parties hereto shall jointly share all other expenses of the arbitration proceeding and the expenses of the Third Arbitrator. The arbitration proceeding shall take place at Des Moines, Iowa, unless another location is mutually agreed upon by the parties hereto. The arbitration proceeding shall be governed by the laws of the State of Iowa. The parties hereto hereby agree that any information respecting any matter submitted to arbitration in accordance with the foregoing and any aspect of the arbitration proceeding itself shall be treated as confidential and will not be disclosed to anyone not employed or acting on behalf of a party hereto in connection with such arbitration or used at any time in any manner that is adverse to the interests or either party hereto but, in any such case, such information may be disclosed if such disclosure is made in connection with either party's prosecution or defense of any legal proceedings or if such disclosure is required pursuant to a subpoena or other legal order issued by any judicial or regulatory body or is otherwise required by law.

     (d) Anything set forth herein to the contrary notwithstanding, with respect to any issue to be determined by arbitration the parties shall each submit in writing to the arbitrators their proposed resolution of such issue. The arbitrators shall be constrained in their decision relating to such issue to select only between the proposed resolutions, and the arbitrators shall have no discretion to fashion any compromise or other resolution of the issue submitted for arbitration.

     SECTION 7.10.  Enforceability. If any one or more of the covenants,
                    --------------
agreements, provisions or other terms of this Agreement shall be for any reason whatsoever determined to be invalid, then such terms shall be deemed severable from the remaining terms of this Agreement and shall in no way affect the validity or enforceability of the other terms of this Agreement and such invalid terms shall be replaced by valid terms bearing the closest possible similarity in substance so that the intentions and purposes being the basis of this Agreement could be enforced to the greatest extent permitted by law.

     SECTION 7.11.  Counterparts. This Agreement may be executed simultaneously
                    ------------
in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 7.12.  Headings. The headings in the sections and subsections of
                    --------
this Agreement are inserted for convenience only and shall not constitute a part hereof.

     SECTION 7.13.  Entire Agreement. This Agreement, including the schedules
                    ----------------
and exhibits referred to herein and any documents executed by the parties simultaneously herewith constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, between the parties with respect to the transactions contemplated herein.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year above first written.

ALLIED MUTUAL INSURANCE COMPANY         ALLIED GROUP, INC.

By: /s/ John E. Evans                   By: /s/ John E. Evans
   --------------------------------        --------------------------------
   John E. Evans, President                John E. Evans, President
   and Chairman of the Board               and Chairman of the Board

By: /s/ B. Rees Jones                   By: /s/ B. Rees Jones
   --------------------------------        --------------------------------
   B. Rees Jones, Secretary                B. Rees Jones, Secretary